FOR IMMEDIATE RELEASE

Contact: Robert Forrester	Gina Nugent
Executive Vice President, Chief Financial Officer	VP, Corporate Communications and IR
CombinatoRx, Incorporated	CombinatoRx, Incorporated
Phone : 617-301-7100	617-301-7099
rforrester@combinatorx.com	gnugent@combinatorx.com

COMBINATORX REPORTS FINANCIAL RESULTS FOR THE SECOND QUARTER 2008

-- Synavive™: Phase 2b Osteoarthritis Trial Nears Completion; Multiple Data Points Coming in Second Half of the Year; Increased Visibility on Emerging Pipeline–

August 6, 2008 - CombinatoRx, Incorporated (NASDAQ: CRXX) today reported financial results for the second quarter ended June 30, 2008.

“Significant clinical and discovery research progress was made in the second quarter. The stage is now set for a very productive and exciting second half of the year in terms of clinical data, partnering opportunities and publication of our innovative science,” commented Alexis Borisy, President and CEO of CombinatoRx.

Second Quarter 2008 and Recent Accomplishments

Product Pipeline Highlights:

Enrollment in the Synavive™ (CRx-102) Phase 2b knee osteoarthritis clinical trial (COMET-1) is complete. The trial enrolled 279 subjects (versus 250 originally planned), and approximately 80% of eligible subjects have elected to continue on into the 12-month active-drug extension trial. Of note, all subjects who have reached 3 or 6 months in the extension trial have elected to remain in the study.

Conducted an R&D event on July 23, 2008 in which the company provided a detailed review of selected therapeutic programs. Presentation highlights included:

·	Phase 2b clinical data for Synavive™ in osteoarthritis is on track for release in October
2008
·	Fundamental new understanding of mechanism of action for Synavive™, with publication expected later in 2008
·	Successfully developed an aligned release formulation for Synavive™
·	Progress updates on other clinical stage programs including CRx-401 in diabetes, CRx-
191 in plaque psoriasis and CRx-197 in topical dermatology
·	New data on emerging programs in B-cell malignancies and Hepatitis C
·	New research information in rare disease franchise and immuno-inflammatory area

Progress on 2008 Product Development Goals Synavive™ (CRx-102)

·	CombinatoRx has reported new scientific data detailing the product's mechanism of action. A publication detailing the mechanism of action is anticipated later in 2008.

·	CombinatoRx has successfully developed a novel formulation of Synavive™. The new dosage form provides unique time-released co-exposure of the individual components, thereby maximizing potential clinical benefit while reducing the risk of headache, a common side effect of the dipyridamole component. This was demonstrated in a clinical study of 24 healthy volunteers in which 0% of subjects

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given CombinatoRx’s modified release dipyridamole experienced a headache versus
41% for those who were administered a conventional formulation of dipyridamole.
The modified release formulation also allows for once-daily dosing.

Enrollment in the Synavive™ Phase 2b knee osteoarthritis clinical trial (COMET-1) is complete, and the company expects to report results in October 2008.

CRx-401
·	A Phase 2a clinical trial of CRx-401 as an “add-on” to metformin therapy in Type-2 diabetes remains ongoing, and data from this trial are expected in the second half of
2008.
CRx-191
·	Based on encouraging Phase 2a clinical data in plaque psoriasis reported earlier in
2008, a variety of strategic options, including discussions with prospective dermatology partners, are ongoing.
CRx-197
·	A phase I study of CRx-197 in healthy volunteers is nearly complete, and we are planning to begin Phase 2a trials in plaque psoriasis and atopic dermatitis in the second half of 2008.

Preclinical Programs

· CombinatoRx has demonstrated continued success in several preclinical programs including its rare disease research efforts, B-cell malignancies, and infectious disease development activities. These programs have the potential to fuel the CombinatoRx pipeline with product candidates in 2009.

Second Quarter 2008 Financial Results (Unaudited):

As of June 30, 2008, CombinatoRx had cash, cash equivalents, restricted cash and short-term investments of $81.2 million compared to $99.0 million on March 31, 2008.

Total revenue was $3.4 million in the second quarter of 2008 compared to $5.3 million reported in the second quarter of 2007. The decrease is due primarily to the cumulative recovery of overhead costs from our government contracts in April 2007, the one-time revenue recognition of the upfront payment from Fovea in June 2007 and the extension of our Angiotech research collaboration in June 2007 which extended our revenue recognition period.

Net loss for the quarter ended June 30, 2008 was $17.6 million or $0.51 per share as compared to $10.5 million or $0.36 per share in the second quarter of 2007. Stock-based compensation expense was approximately $1.6 million in the second quarter of 2008 as compared to $1.9 million in the second quarter of 2007.

Research and development expenses totaled $17.5 million in the second quarter of 2008 compared to $12.7 million in the second quarter of 2007. The increase is due primarily to clinical program costs related to Synavive™ and CRx-401 as we completed enrollment in the COMET-1 study and achieved certain enrollment milestones with CRx-401 during the second quarter of 2008.

General and administrative expenses were $3.8 million in the second quarter of 2008 compared to $4.1 million in the second quarter of 2007.

2008 Financial Guidance

Based on current operating plans, CombinatoRx reaffirmed financial guidance. The Company plans to end 2008 with revenue between $15.0 and $20.0 million, a net loss, excluding stock-based compensation

245 First Street, Cambridge, MA 02142 Ph: 617 301 7000 Fax: 617 301 7010 www.combinatorx.com and depreciation expense, in the range of $49.0 to $55.0 million and cash, cash equivalents, restricted cash and short-term investments of between $58.0 and $64.0 million.

Conference Call Information:

Robert Forrester, Executive Vice President and Chief Financial Officer of CombinatoRx will provide an update on the Company and discuss second quarter 2008 financial results via conference call at 8:30 a.m. EDT on Wednesday, August 6, 2008. To access the call, please dial 866-543-6403 or 617-213-8896 (international) five minutes prior to the start time and provide the passcode 64884870. A replay of the call will be available from 10:30 a.m. EDT on August 6, 2008 until August 20, 2008. To access the replay, please dial 888-286-8010 (domestic) or 617-801-6888 (international), and provide the passcode 32494029. A live audio webcast of the call will also be available on the "Investors" section of the Company's website, www.combinatorx.com. An archived audio webcast will be available on the CombinatoRx website approximately two hours after the event and will be archived for 14 days.

About CombinatoRx:

CombinatoRx, Incorporated (CRXX) is pioneering the new field of synergistic combination pharmaceuticals and has a broad product portfolio in Phase 2 clinical development. Going beyond traditional combinations, CombinatoRx creates product candidates with novel mechanisms of action striking at the biological complexities of human disease. The lead programs in the CombinatoRx portfolio are advancing into later stage clinical trials based on the strength of multiple positive Phase 2a results. This portfolio is internally generated from the CombinatoRx proprietary drug discovery technology which provides a renewable and previously untapped source of novel drug candidates. The Company was founded in 2000 and is located in Cambridge, Massachusetts. To learn more about CombinatoRx, please visit www.combinatorx.com.

Forward-Looking Statement:

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 concerning CombinatoRx, its product candidates, their clinical potential, its plans for clinical and formulation development of its product candidates, its financial condition, its partnering and business plans and its drug discovery technology. These forward-looking statements about future expectations, plans and prospects of CombinatoRx involve significant risks, uncertainties and assumptions, including risks related to the unproven nature of the CombinatoRx drug discovery technology, the Company's ability to initiate and successfully complete clinical trials of its product candidates, the Company's ability to develop a modified release formulation of Synavive™, potential difficulty and delays in obtaining regulatory approval for the sale and marketing of its product candidates, the Company's ability to obtain collaboration partners or additional financing or funding for its research and development and those other risks that can be found in the "Risk Factors" section of the CombinatoRx Annual Report on Form 10-K on file with the Securities and Exchange Commission and the other reports that CombinatoRx periodically files with the Securities and Exchange Commission. Actual results may differ materially from those CombinatoRx contemplated by these forward-looking statements. CombinatoRx does not undertake to update any of these forward-looking statements to reflect a change in its views or events or circumstances that occur after the date of this release.

(c) 2008 CombinatoRx, Incorporated. All rights reserved.

-end-

245 First Street, Cambridge, MA 02142

Ph: 617 301 7000 Fax: 617 301 7010 www.combinatorx.com

CombinatoRx, Incorporated
Consolidated Statements of Operations
(in thousands, except share and per share amounts)
(Unaudited)

	Three months ended June 30,		Six months ended June 30,

	2008	2007	2008	2007

Revenue:
Collaborations	$2,959	$3,824	$5,886	$7,016
Government contracts and grants	427	1,463	855	1,905

Total revenue	3,386	5,287	6,741	8,921

Operating expenses:
Research and development	17,505	12,714	34,491	25,476
General and administrative	3,782	4,083	7,639	8,590

Total operating expenses	21,287	16,797	42,130	34,066
Loss from operations	(17,901)	(11,510)	(35,389)	(25,145)
Investment income	586	1,321	1,765	2,748
Interest expense	(362)	(309)	(744)	(553)
Miscellaneous income	52	—	52	—

Loss before provision for income taxes	(17,625)	(10,498)	(34,316)	(22,950)

Provision for income taxes	—	—	(20)	(21)

Net loss	$(17,625)	$(10,498)	$(34,336)	$(22,971)

Net loss per share applicable to common
stockholders—basic and diluted	$(.51)	$(0.36)	$(.99)	$(0.80)

Weighted average number of common
shares used in net loss per share
calculation – basic and diluted	34,773,053	28,837,552	34,740,098	28,737,041

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CombinatoRx, Incorporated
Consolidated Balance Sheets
(in thousands, except per share data)
(Unaudited)

	As of	As of
	June 30,	December 31,
	2008	2007

Assets
Current assets:
Cash and cash equivalents	$ 8,077	$ 11,585
Restricted cash	50	50
Short-term investments	69,110	96,999
Accounts receivable	213	397
Unbilled accounts receivable	612	746
Prepaid expenses and other current assets	1,596	2,526

Total current assets	79,658	112,303

Property and equipment, net	15,188	15,933
Restricted cash and other assets	4,112	4,007

Total assets	$ 98,958	$ 132,243

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$ 2,875	$ 1,964
Accrued expenses	5,917	4,751
Deferred revenue	5,238	5,431
Current portion of notes payable, net of discount	3,271	3,099
Current portion of lease incentive obligation	649	649

Total current liabilities	17,950	15,894

Convertible notes payable of subsidiary	13,746	13,404
Notes payable, net of current portion and discount	3,835	5,415
Deferred revenue, net of current portion	9,492	12,068
Deferred rent	2,154	2,190
Lease incentive obligation, net of current portion	4,921	5,245

Minority interest in subsidiary	2,854	2,792

Stockholders’ equity:
Preferred stock, $0.001 par value: 5,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $0.001 par value: 60,000 shares authorized; 34,985 and 34,822 shares issued
and outstanding at June 30, 2008 and December 31, 2007, respectively	35	35
Additional paid-in capital	264,555	261,187
Accumulated other comprehensive income	26	226
Accumulated deficit	(220,610)	(186,213)

Stockholders’ equity	44,006	75,235

Total liabilities and stockholders’ equity	$ 98,958	$ 132,243

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Ph: 617 301 7000 Fax: 617 301 7010 www.combinatorx.com